SERVICES AGREEMENT

This SERVICES Agreement (this “Agreement”), entered into this 3 day of April 2023 (the “Effective Date”), sets forth the arrangement between Eletina Group, LLC, with an address located at 27673 N. Weeping Willow Dr., Valencia, CA 91354 (hereinafter referred to as “Consultant”), and Trend Innovations Holding, Inc., a Nevada corporation, with its principal place of business at 44A Gedimino avenue, Vilnius Lithuania LT, 01402 Lithuania (hereinafter referred to as “Company”), with respect to compensation to which Consultant may become entitled under the terms and conditions set forth in this Agreement.

W I T N E S S E T H:

WHEREAS, the Company is developing and operating a platform for a system and method of facilitating digital rating and secured sales of digital works as well as core virtual reality platforms known as digital auction systems, rating and secure sales via open bid auctions;

WHEREAS, Consultant is a highly experienced entrepreneur, technologist, consultant, business strategist, and has senior-level experience in privately and publicly held companies, is well connected within the technology industry in Europe and the United States and is experienced in the financing field and familiar with the steps necessary to assist a publicly held company in obtaining financing through private placement offering(s);

WHEREAS, the Company has asked the Consultant to assist in providing the services set forth on Appendix A attached hereto (collectively, the "Services");

WHEREAS, the Consultant has extensive knowledge and experience with respect to the Services and the Consultant has agreed to provide the Services to the Company; and

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.                               Purpose; Services. In consultation with the management of the Company, the Consultant shall provide the Services. In performing the Services, Consultant shall report to such person as may, from time to time, be designated by the Company’s chief executive officer or such other senior management. Consultant shall not have any authority to execute contracts or make any commitments on behalf of the Company. Consultant accepts the engagement provided in this Agreement and agrees to perform the Services in a professional manner, diligently, in good faith, in a manner consistent with the best interests of the Company. Consultant shall not be required to devote his full time and attention to the Services. The Company recognizes that Consultant has other business activities to which it devotes a significant amount of his time.

2.                               Compensation; Expenses. In consideration for providing the Services, the Company shall pay Consultant $75,000 per quarter in shares of common stock (the “Stock”) to be issued within five days of the first day of quarter during the Term (ie January 1, April 1, July 1 and October 1). The Stock shall be fully earned upon issuance. The number of shares of Stock to be issued will be determined by dividing the quarterly fee of $75,000 by the Company’s ten (10) day VWAP, which shall at no point be less than $0.10 per share. The Company shall reimburse Consultant for any expenses incurred on behalf of the Company that are pre-approved in writing by the CEO or CFO of the Company, which such pre-approval may be sent by electronic mail. The Consultant represents that it is an accredited investor as such term is defined under the Securities Act of 1933, as amended (the “Act”). Consultant acknowledges that the Stock will not be registered under the Act, or the securities laws of any state (the “State Acts”), in reliance upon an exemption from the registration requirements of the Act and the State Acts; that absent an exemption from registration contained in the Act and the State Acts, the Stock, would require registration; and that the Company's reliance upon such exemptions is based, in material part, upon the undersigned's representations, warranties, and agreements contained in this Agreement. The Consultant understands that the certificates for the Stock will be affixed with a restrictive legend.

3.       Independent Contractor Relationship. This Agreement is intended to create an independent contractor relationship between Consultant and Company.

(a)       No Taxes Withheld from Compensation. Company will not withhold any taxes from any compensation paid to Consultant according to this Agreement. It is acknowledged and agreed by the parties that Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of Consultant to make, in connection with compensation paid to Consultant according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained.

(b)       Consultant Controls Time and Effort. It is agreed that Company is interested only in the ultimate results of Consultant’s activities pursuant to this Agreement, and that Consultant shall have exclusive control over the time and effort invested by Consultant pursuant to this Agreement, and the manner and means of Consultant’s performance under this Agreement.

(c)       Independence from Company. The parties further agree that Consultant shall have no control or supervision over Company’s employees, officers, directors, representatives or affiliates. Consultant will not represent that it is an employee of Company. Consultant shall at all times represent himself and be construed as independent of Company. Consultant shall not, under any circumstances, be deemed to be a servant or employee of Company for any purpose, including for Federal tax purposes. Consultant’s relationship to Company is that of an independent contractor, and nothing in this Agreement shall constitute this Agreement as a joint venture or partnership between Consultant and Company. Consultant shall have no authority to bind Company or any of its employees, officers, directors, representatives or affiliates by any promise or representation, oral or otherwise, unless specifically authorized in a writing bearing an authorized signature of a Company officer, director or representative. All discussions and negotiations with any source for funding and/or financing shall be conducted by Company.

4.       Confidential Information. Consultant acknowledges that, pursuant to this Agreement, Consultant may be given access to or may become acquainted with certain information, trade secrets or both, of the other party, including but not limited to, confidential information and trade secrets regarding computer programs, designs, skills, patents, pending patents, copyrights, procedures, methods, documentation, plans, drawings, schematics, facilities, customers, policies, marketing, pricing, customer lists and other information and know-how all relating to or useful to the Company (collectively, the “Confidential Information") and the exclusive property of the Company.

5.       Nondisclosure of Confidential Information. During the term of this Agreement and for a period of one year thereafter, Consultant shall only disclose the Confidential Information in connection with its performance pursuant to this Agreement, subject to the terms and conditions of this Agreement, and otherwise, the Consultant shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or entity, any of the Confidential Information. Consultant expressly agree that the Confidential Information affects the successful and effective conduct of the Company’s business and its good will, and that any breach of the terms of this Section by the Consultant is a breach of this Agreement. Consultant acknowledges that the Company files reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Company’s shares of common stock are traded on the Nasdaq. Consultant agrees that it will not engage in any transaction in the Company’s securities if Consultant is in possession of material non-public information.

6.       Exceptions to Nondisclosure. Notwithstanding anything to the contrary contained in this Agreement, the Consultant shall not be prohibited from disclosing to third parties, or using without the prior written consent of the Company, information that (a) was, on the date of this Agreement, generally known to the public, (b) is as of the date of this Agreement known to the Consultant, as evidenced by written records in the possession of Consultant, (c) is subsequently disclosed to Consultant by a third party who is in lawful possession of such information and is not under an obligation of confidence, (d) is disclosed by the Company to third parties generally without restriction on use and disclosure, or (e) is required to be disclosed by law or a final order of a court or other governmental agency or authority of competent jurisdiction, provided, however, reasonable notice prior to any disclosure as required by applicable law or court process shall be given to the Company which would allow the Company sufficient time to attempt to obtain injunctive relief in respect to such disclosure.

7.       Non-Competition; Non-Solicitation; Inventions. Commencing on the date hereof and ending on the date 12 months following the termination of this Agreement, Consultant covenants and agrees that it and its Affiliates will not, without the Company’s prior written consent undertake any new consulting arrangement with any entity that which Consultant has reason to believe directly competes with the Company’s electric truck or drone delivery business.

In addition, commencing on the date hereof and ending on the date 12 months following the termination of this Agreement, Consultant covenants solicit or divert any business or any customer from the Company or its Affiliates or assist any person, firm, corporation or other entity in doing so or attempting to do so or cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or its Affiliates or assist any person, firm, corporation or other entity in doing so; hire, solicit or divert from the Company or its Affiliates any of their respective employees, vendors, consultants or agents who are engaged by the Company or its affiliates or have been engaged during the Term, nor assist any person, firm, corporation or other entity in doing so.

As used in this Agreement, the term “Affiliates” shall mean any entity controlling, controlled by or under the common control of the Company. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of thirty (30%) percent or more of the outstanding shares or other voting rights of an entity or possession, directly or indirectly, of the power to direct or cause the direction of management and policies of an entity.

Consultant will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (the “Inventions”) that Consultant makes or conceives or first reduce to practice or create, either alone or jointly with others, during the period of Consultant’s engagement, whether or not in the course of the Services, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets.

Consultant acknowledges and agrees that any copyrightable works prepared by Consultant within the scope of its engagement, including for the avoidance of doubt any such works prepared prior to the date hereof are “works made for hire” under the Copyright Law of the United States and that the Company will be considered the author and owner of such copyrightable works.

Consultant agrees that all Inventions that (i) have been or are developed using equipment, supplies, facilities, Confidential Information, or trade secrets of the Company, (ii) result from work performed by Consultant for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Consultant to the Company.

8.       Term. The term of this Agreement commences on the Effective Date and shall continue thereafter through December 31, 2024 (the “Term”).

9.       Notice. Any notice required under this Agreement shall be deemed duly delivered (and shall be deemed to have been duly received if so given), if personally delivered, sent by a reputable courier service, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties at the addresses set forth above or to such other address as any party may have furnished to the other in writing in accordance with this Section.

10.       Law and Jurisdiction. The laws of the State of California apply to this Agreement, without deference to the principles of conflicts of law. Both jurisdiction and venue for any litigation pursuant to this Agreement shall be proper in the courts located in Las Vegas, Nevada.

11.       Severability. If the law does not allow a provision of this Agreement to be enforced, such unenforceable provision shall be amended to become enforceable and reflect the intent of the parties, and the rest of the provisions of this Agreement shall remain in effect.

12.       Waiver. The failure of any party, in any instance, to insist upon strict enforcement of the provisions of this Agreement shall not be construed to be a waiver or relinquishment of enforcement in the future, and the terms of this Agreement shall continue to remain in full force and effect.

13.       Amendment. This Agreement may only be amended or modified in a writing signed by both of the parties and referring to this Agreement.

14.       Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

15.       Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument. Confirmation of execution by electronic transmission of a facsimile signature shall be binding on the confirming party.

SIGNING THIS AGREEMENT INDICATES ACCEPTANCE OF THE TERMS OF THIS AGREEMENT.

Trend Innovations Holding, Inc.

By:

Name: Nataljia Tunevic

Title: CEO

Eletina Group, LLC

By:

Name: Yuriy Shirniyan

Title: Manager

Appendix A

a.	Assisting the Company in developing its investment image;
b.	Interviewing and selecting investment bankers;
c.	Meeting with investment bankers, security analysts, portfolio managers, stockbrokers, and traders;
d.	Assisting in determining the appropriate pricing for an initial public offering and/or private placement offering(s);
e.	Being available for investor and due diligence meetings;
f.	Working with attorneys and investment bankers on registration statement as needed;
g.	Advising in connection with development of technology opportunities to be invested in by Company;
h.	Advising in connection with all products and services business development, including but not limited to, planning, budgeting, revenue projections, marketing and sales, and contract administration; and
i.	Advising in connection with other investments Company may pursue, including all stages involved.